PRESS RELEASE	EXHIBIT 99.01

IRS confirms tax-free status of Scripps separation

(NYSE: SSP)

For immediate release

Tue, March 4, 2008

CINCINNATI - The E. W. Scripps Company has received a private letter ruling from the Internal Revenue Service confirming the tax-free status of the company’s proposed separation into two publicly traded companies.

The separation will take the form of a pro-rata distribution of stock to Scripps shareholders in a new company—Scripps Networks Interactive Inc. - that will be created in the separation. The IRS has confirmed that the distribution will be tax free to Scripps shareholders for federal income tax purposes.

The company on Oct. 16, 2007, disclosed that its board of directors had unanimously authorized management to pursue a separation of Scripps into two publicly traded companies, one focused on national lifestyle brands and global Internet search businesses and the other focused on local media.

Upon completion of the transaction, Scripps Networks Interactive will include the businesses that currently comprise the Scripps Networks and Scripps Interactive Media divisions. Scripps Networks includes the company’s five national lifestyle television networks and related Internet enterprises. The Scripps Interactive Media division includes the company’s Shopzilla and uSwitch online comparison shopping subsidiaries.

Upon completion of the transaction, The E. W. Scripps Company will continue to operate its local newspapers, broadcast television stations, and licensing and syndication businesses.

The company anticipates filing a registration statement related to the separation on Form 10 with the Securities and Exchange Commission by the end of March. The transaction to separate the company is expected to be completed in June of this year.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses, including the proposed separation plan, that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2007 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

The E. W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 15 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three

NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact Tim Stautberg, The E. W. Scripps Company, 513-977-3826